Exhibit 10.37

LIMITED LIABILITY COMPANY

OWNERSHIP INTERESTS

CONTRIBUTION AGREEMENT

THIS LIMITED LIABILITY COMPANY OWNERSHIP INTERESTS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of May, 2013 (the “Effective Date”), by and between ARMADA HOFFLER PROPERTIES, INC., a Maryland corporation (the “REIT”) and the General Partner of Buyer; ARMADA HOFFLER, L.P., a Virginia limited partnership (the “Buyer” or “Operating Partnership”); WASHINGTON AVENUE ASSOCIATES, L.L.C., a Virginia limited liability company (the “Seller”); and WASHINGTON AVENUE APARTMENTS, L.L.C., a Virginia limited liability company (the “Company”). The Seller, being the holder of the Company’s membership interests, together with the Company itself are referred to hereinafter as the “Contributor”. The Company joins in the execution of this Agreement for the sole purpose of consenting to the transactions contemplated herein.

RECITAL

Seller owns One Hundred Percent (100%) of the ownership and membership interests of the Company, which is engaged principally in the business of owning and managing that certain apartment complex (the “Apartment Complex”) and the real property located in the City of Newport News, Virginia, on which the Apartment Complex is situated, more particularly described on Exhibit “A”, attached hereto and made a part hereof (collectively with the Apartment Complex, the “Property”), including, but not limited to, the leasing of apartment units to tenants pursuant to leases (the “Leases”) and other activities incident thereto (the “Business”).

Section 59.1-284.23 (the “Act”) of the Code of Virginia of 1950, as amended, created an Advanced Shipbuilding Training Facility Grant Program (the “Grant”), intended to provide funds for the development and construction of a new state of the art training facility (the “New Training Facility”) and to induce additional high quality development adjacent to the New Training Facility (together, the “Project”). Pursuant to the Act, the Commonwealth of Virginia (the “Commonwealth”), Huntington Ingalls Incorporated, a Virginia corporation (“HII”), and Industrial Development Authority of the City of Newport News, Virginia, a political subdivision of the Commonwealth of Virginia (“IDA”) entered into an Amended and Restated Memorandum of Understanding (the “MOU”), dated as of the 31st day of August, 2011, which provides certain terms and conditions for the payment and receipt of the Grant to the IDA. The Property is located within the Project and is subject to and is being developed in accordance with the requirements of the Act and the MOU.

Seller and IDA entered into that certain Development Agreement, made February 29, 2012 (the “Development Agreement”), which constitutes the development plan contemplated by the Act and the MOU and sets forth the Seller’s and the IDA’s rights and obligations in connection with the Project and for payment and receipt of the Grant by the IDA in connection with the Project. In accordance with the MOU, the components of the Project consist of the New Training Facility, the Parking Structure, and the Workforce Housing/Retail. The Property is part of the Workforce Housing/Retail component and is subject to and is being developed in accordance with the requirements of the Development Agreement.

In accordance with the Development Agreement, (a) Seller, as landlord, and IDA, as tenant, have entered into a certain Deed of Lease, dated as of February 29, 2012, whereby IDA leases the New Training Facility (the “Lease”), and (b) IDA, as Sublessor, and HII, as Sublessee, entered into that certain Deed of Sublease, dated as of February 29, 2012, whereby HII subleases from IDA the New Training Facility (the “Sublease”).

IDA will be eligible to receive the Grant for payment of rent on the New Training Facility if certain requirements of the Act, the MOU, the Development Agreement, the Lease and the Sublease are met. Seller is the owner of the New Training Facility and wishes to ensure that all requirements of the Act, the MOU, the Development Agreement, the Lease and the Sublease for payment of the Grant (the “Requirements”) have been met.

Provided the Requirements have been met, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller all of the ownership and membership interests of the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of Ten Dollars, the promises contained herein and other good and valuable consideration, Contributor and Buyer agree as follows:

ARTICLE 1

SALE

1.1 Sale of Membership Interest. Seller hereby agrees to sell, assign, transfer and convey to Buyer all of the ownership and membership interests of the Company (the “Membership Interests”), Buyer hereby agrees to purchase from Seller the Membership Interests (collectively, the “Transaction”), and the Company hereby consents to the consummation of the Transaction.

1.2 Excluded Assets. The parties hereby acknowledge that prior to Seller’s sale of the Membership Interests to Buyer, the Company will transfer to Seller the following assets of the Company (the “Excluded Assets”):

(a) The Company’s accounts receivable to the extent attributable to rents or other amounts due to the Company prior to the Closing, as defined in Section 3.1 hereof (the “Excluded Receivables”). Buyer agrees to reimburse to Seller in cash all rents and other amounts received by Buyer which were due on or before the Closing Date, as defined in Section 3.1 hereof. Buyer further agrees to use its best efforts, but at Seller’s sole cost and expense, to assist Seller in collecting any outstanding amounts owed to Seller or the Company on account of rent or other amounts due to the Company prior to the Closing Date.

(b) Cash, certificates of deposit and other bank deposits, treasury bills, tax and insurance escrows, operating/replacement reserves under existing financing, and other cash equivalents.

(c) Pre-closing liabilities arising from ownership of the Property, including, but not limited to taxes, utilities, and insurance.

ARTICLE 2

CONSIDERATION

2.1 Purchase Price, Adjustments and Prorations.

(a) Purchase Price. The purchase price for the Membership Interests shall be Thirty-One Million Nine Hundred Thousand and 00/100 Dollars ($31,900,000.00), minus (a) the then current (at the time of Closing) outstanding balance of that certain loan in the original principal amount of Twenty Million Nine Hundred Thousand and 00/100 Dollars ($20,900,000.00) (the “VHDA Loan”) and evidenced by that certain Deed of Trust Note, dated June 7, 2012, and executed by the Company in favor of Virginia Housing Development Authority (“VHDA”), and the related Deed of Trust, Construction Loan Agreement, Regulatory Agreement and other loan documents (together with all documents entered into in connection with or otherwise related to such loan) (the “VHDA Loan Documents”) and (b) the then current (at the time of Closing) outstanding balance of that certain loan in the original principal amount of Three Million and 00/100 Dollars ($3,000,000) (the “Hampton University Loan”) and evidenced by, inter alia, that certain Promissory Note made by Armada Hoffler Properties II, L.L.C., a Virginia limited liability company, to the order of Hampton University, dated as of March 2, 2012, in the amount of $3,000,000 (together with all documents entered into in connection with or otherwise related to such loan, (the “Hampton University Loan Documents”) (collectively, “Purchase Price”).

(b) Payment of Consideration in OP Units. All amounts to be paid pursuant to this Agreement shall be paid in cash, except that the Purchase Price shall be paid in the form of ownership units in the Operating Partnership (“OP Units”) to Seller (“Consideration”). The number of OP Units constituting such Consideration shall be determined as of the date of Closing and shall be equal to the Purchase Price divided by the public offering price of the REIT’s common stock in its initial public offering, as reflected in the final prospectus related thereto.

2.2 Adjustments and Prorations. The following adjustments and prorations shall be made at Closing and paid in cash:

(a) Lease Rentals and Other Revenues.

(i)	Rents. All collected rents collected from the Business shall be prorated between Seller and Buyer as of the Closing Date, with Seller entitled to all rents attributable to any period up to but not including the Closing Date. Buyer shall be entitled to all rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing.

(ii)	Other Revenues. Revenues from Property operations that are actually collected shall be prorated between Buyer and Seller as of the Closing Date. Seller shall be entitled to all such revenues attributable to any period up to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date.

(b) Real Estate and Personal Property Taxes and Other Operating Expenses.

(i)	Proration of Ad Valorem Taxes. Buyer and Seller shall prorate ad valorem real estate and personal property taxes for the Property as of Closing. Seller is responsible for providing for the payment of such taxes due and payable up to but not including the Closing Date, and Buyer is responsible for providing for the payment of such taxes due and payable on and after the Closing Date.

(ii)	Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the tax year in which the Closing occurs (the “Closing Tax Year”), then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing.

(iii)	Special Assessments. Seller shall provide for the payment of all installments of special assessments accruing prior to (or otherwise relating to any time period prior to) the Closing Date and Buyer shall provide for the payment of all installments of special assessments accruing on and after (or otherwise relating to any time period from and after) the Closing Date.

(iv)	Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall provide for the payment of all utility charges and other operating expenses attributable to the Property accruing up to, but not including, the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall provide for the payment of all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined and provided in writing to one of the parties, which obligation shall survive the Closing and not be merged therein.

(c) Closing Costs. Buyer shall pay in cash all costs and expenses associated with the following: (i) all costs of Buyer’s investigations, including fees due its consultants and attorneys, (ii) all lenders’ fees related to any financing to be obtained by Buyer, (iii) any costs of any mortgagee title policy, (iv) all costs or fees required to be paid to VHDA in connection with the transaction contemplated in this Agreement, and (iv) any other cost of Closing not specifically attributable to Seller in this Agreement. Seller shall pay in cash the fees due Seller’s attorneys. The obligations of the parties under this Section 2.2 shall survive the Closing (and shall not be merged therein) or any earlier termination of this Agreement.

(d) Cash Security Deposits. Company shall provide Buyer with a schedule of cash security deposits then held by Contributor under the Leases as of one (1) day before Closing, which security deposits shall remain the property of the Company and shall not result in an adjustment to the Purchase Price.

(e) Property Escrows and Reserves. In the event that the lender under the existing financing for the Property will not allow the tax and insurance escrows and/or the operating/replacement reserves pertaining to the Property, if any, to be liquidated and released to Seller on or before Closing, or if Buyer and Seller otherwise so agree for the sake of convenience, then all such non-liquidated and released escrows or reserves shall remain with the Company and the Purchase Price shall be adjusted accordingly.

2.3 Liens. Seller hereby covenants that at Closing Seller shall pay and satisfy all liens on the Property which are not listed on Schedule 3.4(b)(iii).

2.4 Tax Consequences. Notwithstanding anything to the contrary contained in this Agreement, including without limitation, the use of words and phrases such as “sell,” “sale,” “purchase,” “pay,” “seller,” and “buyer,” the parties hereto acknowledge and agree that with respect to any portion of the Consideration that is payable in OP Units it is their intent that such transaction contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as mended (the “Code”) as the contribution of the Membership Interests by Contributor to the Operating Partnership, in exchange for OP Units, and not as a transaction in which Contributor is acting other than its capacity as a prospective partner in the Operating Partnership.

ARTICLE 3

CLOSING

3.1 Location and Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur, if at all, at a location mutually agreeable to Contributor and Operating Partnership on or before the thirtieth (30th) day after all of the Closing Conditions, described in section 3.4 below, have been fully satisfied or waived in writing (the “Closing Date”), but in no event later than June 30, 2014. In the event Closing doesn’t occur by June 30, 2014, this Agreement shall automatically terminate.

3.2 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)	Authorizing Resolutions. Action without meeting by all Members and Managers of Seller approving Seller’s execution, delivery, and performance of this Agreement and each other document contemplated hereby, and the consummation of the transactions contemplated hereby and thereby;

(b)	Assignment. An assignment of the Membership Interests executed by Seller;

(c)	Settlement Statement. A settlement statement, agreed upon by both Buyer and Seller, executed by Seller;

(d)	FIRPTA Certificate. An affidavit from Contributor certifying pursuant to Section 1445 of the Code that Contributor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

(e)	Consents. Copies of all consents required by the VHDA or the IDA, if any;

(f)	Rent Rolls, Leases, and Other Company Documents. A current rent roll, copies of all leases, books and records of the Company, and a schedule of security deposits then held by Company;

(g)	Partnership Agreement. Seller’s signature page to the Operating Partnership’s Partnership Agreement; and

(h)	Any other document reasonably necessary to effectuate the Transaction contemplated by this Agreement as determined in the reasonable opinion of Buyer’s counsel.

3.3 Buyer’s Deliveries. At Closing, Buyer shall deliver or shall cause to be delivered to Seller the following:

(a)	An updated schedule to the Operating Partnership’s Partnership Agreement reflecting the issuance of OP Units to Seller in an amount equal to the Consideration (the “OP Units Schedule”);

(b)	An assignment of the Membership Interests executed by Buyer;

(c)	A settlement statement, agreed upon by both Buyer and Seller, executed by Buyer; and

(d)	Any other document reasonably necessary to effectuate the Transaction contemplated by this Agreement as determined in the reasonable opinion of Seller’s counsel.

3.4 Closing Conditions.

(a) Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(i) Representations True. All representations and warranties made by Buyer in this Agreement, as such Agreement may be amended, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

(ii) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal law, whether now or hereafter existing.

(iii) Buyer’s Deliveries Complete. Buyer shall have delivered the OP Units Schedule and all of the documents to be executed by Buyer set forth in this Agreement and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

(iv) Completion of Improvements. All Improvements, as that term is defined in the VHDA Loan Documents, required by the VHDA Loan Documents to be constructed at the Property shall have been completed in accordance with the Drawings and Specifications, as such terms are defined in the VHDA Loan Documents, approved by VHDA, and certificates of occupancy therefor shall have been issued.

(v) Grant Requirements. All Requirements for payment of the Grant to the IDA shall have been met, including, but not limited to:

(A) Improvements to the New Training Facility site shall have been designed, developed, and constructed or installed in accordance with the Work Agreement, attached as Exhibit “C” to the Lease, and the Conceptual Plan, the Site Development Plan, the Plans and Specifications and the Construction Contract, as such terms are defined in the Work Agreement.

(B) In connection with the New Training Facility, IDA and HII shall have received (1) a certificate of occupancy or temporary certificate of occupancy and physical possession of, and access to, the New Training Facility, and (2) a certificate of Seller’s architect meeting the requirements of the Lease.

(C) The Parking Structure shall have been developed and built in accordance with plans formulated by Seller in consultation with the IDA, and containing approximately 380 parking spaces and having areas of controlled access so that users of the Parking Structure can have access on any of a monthly, daily or hourly basis.

(D) Seller shall have entered into a Parking Structure Lease with the IDA in accordance with the Development Agreement.

(E) The Workforce Housing/Retail component of the Project shall have been constructed in a workmanlike manner, of a quality and in a style comparable to the remainder of the Project, and shall consist of not less than 175 dwelling units and a mix of retail, restaurant or other uses for the non-residential portion thereof, containing approximately 30,000 square feet.

(F) The Private Capital Target set forth in the MOU and the Development Agreement shall have been achieved.

(vi) Virginia Housing Development Authority. Contributor shall have received written approval and consent from the VHDA for the Closing of the Transaction contemplated by this Agreement.

(b) Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(i) Representations True. All representations and warranties made by Seller in this Agreement, as the same may be amended, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

(ii) Seller’s Financial Condition. No petition has been filed by or against Contributor under the Federal Bankruptcy Code or any similar state or federal law, whether now or hereafter existing.

(iii) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to this Agreement and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

(iv) Property Liens. As of the Closing Date, there shall be no liens or encumbrances on the Property or the Membership Interests other than (A) those that will be paid off by Seller at Closing and (B) those shown on Schedule 3.4(b)(iii).

(v) Completion of Improvements. All Improvements, as that term is defined in the VHDA Loan Documents, required by the VHDA Loan Documents to be constructed at the Property shall have been completed in accordance with the Drawings and Specifications, as such terms are defined in the VHDA Loan Documents, approved by VHDA, and certificates of occupancy therefor shall have been issued.

(vi) Grant Requirements. All Requirements for payment of the Grant to the IDA shall have been met, including, but not limited to:

(A) Improvements to the New Training Facility site shall have been designed, developed, and constructed or installed in accordance with the Work Agreement, attached as Exhibit “C” to the Lease, and the Conceptual Plan, the Site Development Plan, the Plans and Specifications and the Construction Contract, as such terms are defined in the Work Agreement.

(B) In connection with the New Training Facility, IDA and HII shall have received (1) a certificate of occupancy or temporary certificate of occupancy and physical possession of, and access to, the New Training Facility, and (2) a certificate of Seller’s architect meeting the requirements of the Lease.

(C) The Parking Structure shall have been developed and built in accordance with plans formulated by Seller in consultation with the IDA, and containing approximately 380 parking spaces and having areas of controlled access so that users of the Parking Structure can have access on any of a monthly, daily or hourly basis.

(D) Seller shall have entered into a Parking Structure Lease with the IDA in accordance with the Development Agreement.

(E) The Workforce Housing/Retail component of the Project shall have been constructed in a workmanlike manner, of a quality and in a style comparable to the remainder of the Project, and shall consist of not less than 175 dwelling units and a mix of retail, restaurant or other uses for the non-residential portion thereof, containing approximately 30,000 square feet.

(F) The Private Capital Target set forth in the MOU and the Development Agreement shall have been achieved.

(vii) Virginia Housing Development Authority. Contributor shall have received written approval and consent from the VHDA for the Closing of the Transaction contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that each of the statements contained in this Article 4 are true and correct and will be true and correct in all material respects as of the Closing.

4.1 Contributor Organization. Each of Seller and Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is authorized to conduct the business in which it is now engaged.

4.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company actions of Seller, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The individual executing this Agreement and the documents required hereby to be executed by Seller on behalf of Seller has the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

4.3 Sole Owner of Company. Seller owns good, valid and marketable title to One Hundred Percent (100%) of the Membership Interests of the Company, free and clear of any and all liens, other than the lien arising from the Hampton University Loan which shall be paid and satisfied at Closing, and such Membership Interests of the Company constitute all of the outstanding equity interests of the Company. At Closing Seller will convey the Membership Interests to Buyer free and clear of all liens.

4.4 Other Interests In Company. There are no outstanding or authorized equity appreciation, phantom equity interests, profit participation or similar rights with respect to the Company, nor are there any voting trusts, proxies, member agreements or any other agreements or understandings with respect to the voting, registration, sale or transfer of any equity interests of the Company. There are no options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of the Company.

4.5 Rights of First Refusal. There are no preemptive rights or rights of first refusal or first offer, and there are no contracts (other than this Agreement) or restrictions to which the Seller is a party or by which the Company is bound, relating to any of the Membership Interests or any other equity interests of the Company or to the Property itself, whether or not outstanding. The Company does not currently maintain, nor does the Company have any ongoing liability for, any equity option plan or any other plan or agreement providing for equity compensation of any person. All of the outstanding Membership Interests have been granted, offered, sold and issued in compliance with all applicable laws.

4.6 No Violations or Consents. The execution, delivery and performance of this Agreement and the consummation by Contributor of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction binding against Seller or its assets or the Company; (b) result in a breach or default under any contract or other binding commitment of Seller or the Company or any provision of the organizational documents of Seller or the Company; or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date, shall not have been taken or given.

4.7 Company Organization. The Company is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. The Company has all requisite power and authority under Virginia law to own its assets, including but not limited to the Property, and carry on the Business as now being conducted.

4.8 Company Organizational Documents. Seller has delivered or made available to Buyer a complete and accurate copy of the Company’s articles of organization, operating agreement, certificate of incorporation, and any similar governing documents, each as amended to date (together, the “Company Organizational Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of the Company Organizational Documents.

4.9 Litigation and Claims. There are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller’s knowledge, threatened against Seller, the Company or affecting the Property before any court or governmental authority which would likely have an adverse effect on Contributor’s ability to perform its obligations under this Agreement or on the ownership and operation of the Business as presently operated, other than those set forth on Schedule 4.9 hereof.

4.10 Condemnation Actions. There are no pending or, to Seller’s knowledge, threatened condemnation actions of any nature with respect to the Property or any part thereof.

4.11 Contracts. Copies of all contracts related to the operation of the Property and the Business and amendments thereto, that are in Seller’s or the Company’s possession or control, have been provided or made available to Buyer. To Seller’s knowledge, all such contracts are in full force and effect and there are no defaults under any such contract, nor by any other party thereto. A list of all material contracts to which the Company is a party or for which the Company is otherwise obligated is set forth on Schedule 4.11 (the “Contracts”).

4.12 Equipment Leases. All equipment leases related to the operation of the Property or the Business, and amendments thereto, that are in Seller’s or the Company’s possession or control, have been provided or made available to Buyer. To Seller’s knowledge, all such equipment leases are in full force and effect and there are no defaults under any such equipment leases, nor by any other party thereto. A list of all such equipment leases is set forth on Schedule 4.12 (the “Equipment Leases”).

4.13 Permits. All required licenses, certificates of occupancy, permits and approvals issued by any governmental authority or any third party and used in the operation of the Property or the Business (the “Permits”) have been obtained and are in full force and effect.

4.14 Rent Roll. A complete and accurate rent roll, current as of one (1) day prior to the Effective Date, is attached as Schedule 4.14. Seller will provide to Buyer an updated rent roll one (1) day prior to Closing.

4.15 Bankruptcy. Neither the Seller nor the Company is insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), nor has either of them ceased to pay its debts as they become due. Neither Seller nor the Company has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts.

4.16 Environmental Condition. Except as disclosed on any environmental report provided or made available to Buyer, Contributor has no knowledge of the release, manufacture, production, treatment, storage or disposal of any substance or material on the Property, including the groundwater on, under, or about the Property, the generation, production, release, treatment, storage or disposal of which is regulated under the Comprehensive Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and implementing regulations, or any applicable federal, state or local law, ordinance, regulation or order of any governmental body. There are no pending, or to Contributor’s knowledge, threatened or anticipated environmental proceedings, claims, judgments, or orders against any of the Property, the Company or the Seller. During Contributor’s ownership of thereof, (a) the Property has not been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); oils, petroleum-derived compounds; or pesticides; all of which are hereinafter referred to as “Hazardous Materials”) and (b) Contributor has not used, stored or disposed of any Hazardous Materials on the Property in violation of any environmental law, rule, requirement, order, directive, ordinance or regulation of the United States of America, or any state, city or municipal government or lawful authority having jurisdiction applicable to the Property.

4.17 Real Estate. The Company owns good, valid and marketable title to the Property, free and clear of any and all interests or liens other than those set forth on Schedule 3.4(b)(iii). The Property, including the operation of the Business as it is currently operated, complies in all material respects with the requirements of all applicable laws, including all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations as well as any easements, covenants or other matters of record affecting the Property. There are no defaults, or facts or conditions that with the giving of notice and/or the passage of time can constitute defaults, under any leases pertaining to the Apartment Complex.

4.18 Books and Records. The Company’s books and records (the “Company Books”), copies of which have been provided or made available to Buyer, accurately present the revenue generated from and the expenses related to the operation of the Business. The Company has no liabilities or obligations, nor at the Closing will the Company have any liabilities or obligations, other than (a) liabilities disclosed, recorded or otherwise reserved against in the Company’s Books, and (b) liabilities incurred in the ordinary course of business consistent with past practices.

4.19 Title. From and after the Effective Date, Contributor shall not execute and shall not permit the execution of any easements or other documents affecting title to the Property (including any restrictions or covenants) without the written consent of Buyer. There shall be no liens or encumbrances on the Property on the Closing Date other than (a) those that will be paid and satisfied by Seller at Closing and (b) those shown on Schedule 3.4(b)(iii).

4.20 Taxes.

(a) The Company has timely filed (or had filed on its behalf), after giving effect to any extensions, all federal, state and local returns, estimates, information statements and reports (including amendments thereto) relating to any and all taxes (“Tax Returns”) required to be filed by it, and all such Tax Returns are true, correct and complete in all respects. All taxes (whether or not shown on any such Tax Return) of the Company were paid when due (including installment payments of taxes). No deficiencies for any taxes have been asserted or assessed, or to the knowledge of the Contributor, proposed, against the Company.

(b) No audit or other examination of any Tax Return of the Company is presently in progress, and neither the Seller nor Company has been notified of any request for such an audit or other examination.

(c) To the knowledge of Contributor, there are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company.

(d) No claim against the Company has been made or threatened in the past five (5) years by any governmental entity having jurisdiction over the Company.

4.21 Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or the Seller to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.22 Employees. There are no current, former or retired employees of the Company, and the Company has no liabilities in connection with any current, former or retired employee of the Company.

Compliance With Laws. The Company has conducted and is conducting the Business in material compliance with all applicable laws and no written notice, action or assertion has been received by the Seller or the Company or, to the knowledge of the Contributor, has been filed, commenced or threatened against the Company alleging any violation of any applicable law.

Insurance. Schedule 4.24 sets forth a complete and accurate list of all insurance policies currently maintained by or for the benefit of the Company, including policies providing property, casualty, liability, bond and surety agreements, directors’ and officers’ liability insurance, and other forms of insurance, and sets forth the following information with respect to each such insurance policy:

(a)	the name, address and telephone number of the agent who is the contact person for such policy;

(b)	the name of the insurer and the name of the policyholder;

(c)	the policy number and the period of coverage;

(d)	the type of coverage provided under the policy;

(e)	the policy premium; and

(f)	the policy limits and deductibles.

With respect to each such insurance policy: (i) all policy premiums due to date have been paid in full and the policy is legal, valid, binding and enforceable, and in full force and effect; and (ii) neither the Company, nor, to the knowledge of the Contributor, any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the passage of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy. No claim under any such policies has been denied or disputed and, to the knowledge of the Contributor, no such denial or dispute has been threatened.

4.22 Bank Accounts. Schedule 4.25 hereto sets forth a full and complete list of all bank accounts and safe deposit boxes of the Company, the number of each such account or box, and the names of the persons authorized to draw on such accounts or to access such boxes.

4.23 Accredited Investor. Contributor is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

4.27 Operations Prior to Closing. Contributor covenants and agrees that, from and after the Effective Date and through the date of Closing, Contributor shall operate and maintain the property in substantially the same manner as operated and maintained from the time of its development through the Effective Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that each of the statements contained in this Article 5 are true and correct and will be true and correct as of the Closing.

5.1 Buyer Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is authorized to conduct the business in which it is now engaged.

5.2 Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company actions of Buyer, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This

Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The individual executing this Agreement and the documents required hereby to be executed by Buyer on behalf of Buyer has the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

5.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by Buyer does not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of, result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which Buyer is now subject.

ARTICLE 6

ASSETS

6.1 Seller represents and warrants to the Buyer that the assets owned by the Company (the “Assets”) are as follows:

(a) the Property, including, but not limited to, all buildings, improvements and appurtenances thereon; and

(b) the property described on Schedule 6.1(b).

BUYER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO ANY ASSETS OWNED BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND BUYER ACKNOWLEDGES THAT THE BUYER WILL ACQUIRE THE ASSETS THROUGH THE OWNERSHIP OF THE COMPANY IN AN “AS IS - WHERE IS” CONDITION AND WITH ALL FAULTS.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification of Seller. Buyer shall indemnify, defend, save and hold harmless Seller and Seller’s successors, permitted assigns and representatives (each, a “Seller Party”) from and against and in respect of any and all claims, demands, allegations, assertions, liabilities, costs and expenses (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims and regardless of whether any such third party claims are meritorious), including, without limitation, reasonable legal fees and expenses, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement in connection with the foregoing and with the enforcement of this Agreement , asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Seller Party, directly or indirectly, in connection with, arising out of (a) the operation of the Business on and after the Closing Date, (b) Buyer’s failure to perform or otherwise fulfill or comply with any covenant or agreement made by the Buyer in or pursuant to this Agreement and/or (c) Buyer’s material breach or violation of any representation or warranty made by the Buyer hereunder.

7.2 Indemnification of Buyer. Seller shall indemnify, defend, save and hold harmless Buyer and Buyer’s successors, permitted assigns and representatives (each, a “Buyer Party”)

from and against and in respect of any and all claims, demands, allegations, assertions, liabilities, costs and expenses (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims and regardless of whether any such third party claims are meritorious), including, without limitation, reasonable legal fees and expenses, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement in connection with the foregoing and with the enforcement of this Agreement , asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Buyer Party, directly or indirectly, in connection with, arising out of (a) the operation of the Business up to but not including the Closing Date, (b) Seller’s failure to perform or otherwise fulfill or comply with any covenant or agreement made by the Seller in or pursuant to this Agreement and/or (c) Seller’s material breach or violation of any representation or warranty made by the Seller hereunder.

ARTICLE 8

NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) upon delivery if delivered personally (by overnight courier service or otherwise) or (b) upon placement of such notice in the U.S. Mail, postage prepaid, return receipt requested; and provided that delayed delivery by such courier service or the U.S. postal service, other than due to the fault of the sender, shall not affect the validity of such notice. Such notices shall be given to each party at the applicable addresses set forth below (or such other address as the recipient may specify in accordance with this Section):

To Buyer:	Armada Hoffler, L.P.
222 Central Park Avenue
Suite 2100
Virginia Beach, VA 23462
Attention: Michael P. O’Hara

with a copy to:	Faggert & Frieden, P.C.
222 Central Park Avenue, Suite 1300
Virginia Beach, VA 23462
Attention: David Y. Faggert

To Seller:	Washington Avenue Associates, L.L.C.
222 Central Park Avenue
Suite 2100
Virginia Beach, VA 23462
Attention: Michael P. O’Hara

with a copy to:	Faggert & Frieden, P.C.
222 Central Park Avenue, Suite 1300
Virginia Beach, VA 23462
Attention: David Y. Faggert

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Expenses. Except as specifically provided herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of the terms of this Agreement.

9.2 Transfer Taxes and Similar Charges. Any recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, incurred by either Buyer or Seller in transferring the Membership Interests in accordance with this Agreement, shall be borne by Buyer.

9.3 Tax Covenants.

(a) Contributor and the Operating Partnership shall provide each other with such cooperation and information relating to the Company or the Property as the parties reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on the REIT’s tax status as a REIT. Such reasonable cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Operating Partnership shall promptly notify Contributor upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the income properties or operations of the Company or with respect to the Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case, which may affect the liabilities for taxes of Contributor with respect to any tax period ending before or as a result of the Closing. Contributor shall promptly notify the Operating Partnership in writing upon receipt by Contributor or any of its affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of any of the Company or with respect to the Property. Each of the Operating Partnership and Contributor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date; provided, that Contributor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Contributor has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor Contributor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its affiliates (other than on Contributor or any of its affiliates as a partner of the Operating Partnership) without the consent of the other party, such consent not to be unreasonably withheld. Contributor and the Operating Partnership shall retain all Tax Returns, schedules and work papers with respect to the Company and the Property, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Tax Returns and other documents relate and until the final determination of any tax in respect of such years.

(b) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after the Closing Date. To the extent such returns relate to a period ending on or prior to the Closing Date, such Tax Returns (including, for the avoidance of doubt, any amended Tax Returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law.

(c) For purposes of allocating items of income, gain, loss and deduction with respect to the Property and the Membership Interests in the manner required by Section 704(c) of the Code, the Operating Partnership shall employ, and shall cause any entity controlled by the Operating Partnership which holds title to the Property or the Membership Interests to employ, the “traditional method” (without curative allocations) as set forth in Treasury Regulations section 1.704-3(b)(1).

9.4 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.5 Amendments. No amendment, consent, or waiver of compliance with any provision or condition hereof, shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, consent or waiver is sought.

9.6 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

[SIGNATURE PAGES TO FOLLOW]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written under seal.

REIT:	ARMADA HOFFLER PROPERTIES, INC.,
a Maryland corporation

	By:	/s/ Louis S. Haddad		(SEAL)
Louis S. Haddad
President and Chief Executive Officer

SELLER:	WASHINGTON AVENUE ASSOCIATES, L.L.C.,
a Virginia limited liability company

	By:	OAK HALL SHOPPING CENTER, L.L.C.,
a limited liability company,
its sole Member

		By:	/s/ Louis S. Haddad	(SEAL)
Louis S. Haddad
Manager

BUYER:	ARMADA HOFFLER, L.P.,
a Virginia limited partnership

	By:	ARMADA HOFFLER PROPERTIES, INC.,
a Maryland corporation

	By:	/s/ Louis S. Haddad		(SEAL)
Louis S. Haddad
President and Chief Executive Officer

[CONSENT AND SIGNATURE PAGE OF COMPANY TO FOLLOW]

CONSENT AND SIGNATURE PAGE OF COMPANY

The Company joins in the execution of this Agreement to acknowledge its consent to the Transactions contemplated herein.

COMPANY:	WASHINGTON AVENUE APARTMENTS, L.L.C.,
a Virginia limited liability company

	By:	WASHINGTON AVENUE ASSOCIATES, L.L.C.,
a Virginia limited liability company, its sole Member

		By:	OAK HALL SHOPPING CENTER, L.L.C.,
a Virginia limited liability company, its sole Member

			By:	/s/ Louis S. Haddad	(SEAL)
Louis S. Haddad
Manager